Exhibit 10.2

Husch Blackwell LLP

July 21, 2011

Bigelow Income Properties, LLC
4801 Main Street, Suite 1000
Kansas City, MO  64112

Re:           Terms of Engagement

Thank you for selecting Husch Blackwell LLP to provide legal services.  This letter is to confirm our amended and restated agreements with respect to the engagement and to describe the terms under which our firm will provide the requested services.

Client And Scope of Representation.  Our client for this engagement is Bigelow Income Properties, LLC.  We have been retained to provide such legal services as you may request from time to time.  This engagement may include corporate, real estate acquisition and securities compliance services.  In the event that we are asked to provide additional services, we will confirm such engagement in writing, but, absent specific modification, such services will be governed by the terms and conditions of this agreement.

Conflicts.  As we have discussed, Husch Blackwell has offices in a number of cities, and we represent many clients on a regional or national basis.  It is possible that some of our present or future clients will have disputes with Bigelow Income Properties, LLC during the time we are providing legal services.  Therefore, as a condition to our undertaking this engagement, you have agreed that our firm may continue to represent or undertake in the future to represent existing or new clients in matters, including litigation matters that are not substantially related to our work for Bigelow Income Properties, LLC.  You have agreed that the validity and enforceability of this unrelated matter conflict waiver is an essential condition to the firm’s willingness to accept this engagement, and the firm would not have accepted the engagement but for this waiver.  Accordingly, you agree that, if the validity or enforceability of this waiver is ever challenged or revoked, we may withdraw from representing you and continue to represent our other clients, even in matters directly adverse to Bigelow Income Properties, LLC.  We agree, however, that your prospective consent to conflicting representation shall not apply in any matter substantially related to a matter in which we have provided legal services to Bigelow Income Properties, LLC.

Fees and Expenses.  Our fees are based on the amount of time we devote to a project.  Any estimates of fees that we may give from time to time are not guaranteed amounts and actual fees may vary from estimates given.  For this engagement, Chris Kirley will be the primary contact attorney but will not necessarily be providing all or most of the legal services.  We will use additional, area-specific attorneys, paralegals and legal assistants to help with the engagement, and, when it is efficient and cost effective to do so, we will use attorneys with lower billing rates to reduce your costs.  All services will be billed at our standard large office B rates (or equivalent) in effect from time to time, discounted by 25% until the Company owns income producing properties and has positive cash flow.  All amounts billed shall be paid promptly when due.  Our hourly rates are reviewed and adjusted periodically.  Adjusted rates will be applicable to any work done after the effective date of the adjustment.

In litigation and other matters involving computerized documents or voluminous evidentiary material, the firm may also use the services of its Practice Support Group to meet the demands of electronic discovery and document management using the latest technological tools.  The services provided by the firm’s Practice Support Group require technical expertise, and include the development, evidentiary matters, coordination of the production of documents from electronic databases, and the preparation and presentation of electronic evidentiary materials at trial.

We will bill on a monthly basis for our professional fees and for reimbursement of expenses incurred in connection with this engagement.  A schedule of our charges for various services and incidental items is attached.  Fees and expenses of other service providers, such as consultants, local counsel, deposition reporters, experts, and the like, generally will not be paid by us but will be billed directly to you.

Payment shall be due upon receipt of our statement.  If we do not receive comment about the statement within thirty days of the date it is mailed, we will assume you have reviewed the statement and find it acceptable.  Statements not paid within sixty days of mailing will be subject to a late charge of 1% per month on the unpaid balance, commencing from the date of the statement and continuing until paid.  If a statement remains unpaid for more than ninety days, we may, consistent with our ethical obligations and judicial requirements, cease performing services for you until arrangements satisfactory to us have been made for payment of arrearages and future fees.  You agree that, in such an event, we have the right to withdraw as your attorneys from any matter or proceeding in which we may be engaged.

Retainer. It is our standard practice to require a retainer from a new client and for each new significant matter.  In connection with this engagement, we will waive the requirement of a retainer so long as bills are timely paid.  We reserve the right to request a fixed amount retainer at anytime as a condition to providing further services if bills are not timely paid.

E-mail Correspondence.  Our attorneys routinely send and receive information by e-mail.  The internet does not provide a totally secure method of communication, and e-mail may be copied and held by any computer through which it passes.  Persons not participating in the communication may intercept e-mails, and e-mails stored on computers may be accessed by unauthorized parties.  If you would prefer that we not communicate with you via e-mail, please advise me immediately.

 Document Retention.  Some materials related to our representation of you (e.g. administrative records, time and expense reports, personnel materials, and credit and accounting records belong to us and will be handled in accordance with our document retention policy.  Other materials (i.e. documents provided to us by you and the final version of documents that you retain us to create) are considered client files and belong to you.  We will retain your client file for ten years or such longer period as required by statute or our firm's document retention policy.  At your request, we will return your file to you or any other person designated by you.  If, at your request, we retain your client files beyond their normal period of retention, such long-term storage will be at your cost.  If you have not requested that we return your file or made arrangements for long-term storage, we may destroy or otherwise dispose of your client files after the retention period.

It is understood that the terms of this letter and its enclosures constitute the terms under which we have undertaken this representation.  If you find the proposed engagement terms acceptable, please execute and return a copy of this letter for our file.  If you do not agree or accept any of the terms of this letter and its enclosures, please call me as soon as possible within the next ten days to discuss.  If I do not hear from you, it is understood that these are the terms of our representation.

Thank you again for selecting us for this engagement.  We look forward to working with you.

Very truly yours,

/s/ Steven F. Carman
Steven F. Carman

SFC/dh

AGREED:

BIGELOW INCOME PROPERTIES, LLC

By: 2309 HOLDINGS, LLC,
a Missouri limited liability company
Sole Member and Manager

By:	/s/ Charles Christian Kirley
Charles Christian Kirley,
Sole Member and Manager

Dated:                      June 14, 2011